SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                  PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
                 AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)



                     FIRST LITCHFIELD FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock of Par value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    320724107
                        --------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|     Rule 13d-1(b)

         |_|     Rule 13d-1(c)

          XX     Rule 13d-1(d)


--------------------------

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



CUSIP No. 320724107                                    13G
--------------------------
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                             William J. Sweetman
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A                       (a)  |_|
      GROUP*
                                                                       (b)  |_|
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                             Connecticut, U.S.A.
--------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER
  NUMBER OF
    SHARES                                                             105,590
 BENEFICIALLY             ------------------------------------------------------
   OWNED BY               6.     SHARED VOTING POWER
     EACH                                                               14,998
  REPORTING               ------------------------------------------------------
    PERSON                7.     SOLE DISPOSITIVE POWER
     WITH                                                              105,590
                          ------------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER
                                                                        14,998
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       120,588
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                          5.09%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------


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
Item 1(a).       Name of Issuer:

                 First Litchfield Financial Corporation

Item 1(b).       Address of Issuer's Principal Executive Offices:

                 13 North Street
                 Litchfield, CT 06759

Item 2(a).       Name of Person Filing:

                 William J. Sweetman

Item 2(b).       Address of Principal Business Office or, if None, Residence:

                 101 Talmadge Lane, Litchfield, CT 06759


Item 2(c).       Citizenship:

                 U.S.A.

Item 2(d).       Title of Class of Securities:

                 Common Stock of Par Value $.01

Item 2(e).       CUSIP Number:

                 320724107

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)   |_|    Broker or dealer registered under Section 15 of the
                            Exchange Act.
               (b)   |_|    Bank as defined in Section 3(a)(6) of the Exchange
                            Act.
               (c)   |_|    Insurance company as defined in Section 3(a)(19) of
                            the Exchange Act.
               (d)   |_|    Investment company registered under Section 8 of the
                            Investment Company Act.
               (e)   |_|    An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);
               (f)   |_|    An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);



                                Page 3 of 6 pages

               (g)   |_|    A parent holding company or control person in
                            accordance with Rule 13d-1(b)(ii)(G);
               (h)   |_|    A savings association as defined in Section 3(b)
                            of the Federal Deposit Insurance Act;
               (i)   |_|    A church plan that is excluded from the
                            definition of an investment company under Section
                            3(c)(14) of the Investment Company Act;
               (j)   |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.       Ownership.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:

                           120,588

                  (b)      Percent of class:

                           5.09%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote

                                    105,590

                           (ii)     Shared power to vote or to direct the vote

                                    14,998

                           (iii) Sole power to dispose or to direct the disposition of

                                    105,590

                           (iv) Shared power to dispose or to direct the disposition of

                                    14,998


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


Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certifications.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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



                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2008



                                                   /s/ William J. Sweetman
                                                   -----------------------------
                                                   William J. Sweetman





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